Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

Kayne Anderson BDC, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value	(1)	457(r)		$		$0.0001381	$0.00
Fees to be Paid	Equity	Preferred Stock	(2)	457(r)				0.0001381	0.00
Fees to be Paid	Other	Subscription Rights	(3)	457(r)				0.0001381	0.00
Fees to be Paid	Debt	Debt Securities	(4)	457(r)				0.0001381	0.00
Fees to be Paid	Other	Warrants	(5)	457(r)		$		$0.0001381	$0.00

Total Offering Amounts:							$0.00		0.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	In accordance with Rule 456(b) and Rule 457(r) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Kayne Anderson BDC, Inc. (the “Registrant”) is deferring payment of all of the registration fees. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $500,000,000.
(2)	See Note 1.
(3)	See Note 1.
(4)	See Note 1.
(5)	See Note 1.